EXHIBIT 5.1
To: Garmin Ltd. Mühlentalstrasse 2 8200 Schaffhausen Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH–8005 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch
Zurich, June 16, 2023

Garmin Ltd.
Registration Statement on Form S-8

We have acted and are acting as Swiss counsel to Garmin Ltd., a stock corporation incorporated under the laws of Switzerland (the Company), in connection with the Registration Statements on Form S-8 (the Registration Statements) to be filed with the United States Securities and Exchange Commission (the SEC) on the date hereof under the Securities Act of 1933, as amended (the Act), with respect to the registration of:

(a)
an additional 2,000,000 registered shares of the Company, each with a nominal value of CHF 0.10, that may be delivered pursuant to the Garmin Ltd. Employee Stock Purchase Plan, as amended and restated on June 9, 2023 (the Employee Stock Purchase Plan); and
(b)
an additional 27,408 registered shares of the Company, each with a nominal value of CHF 0.10, that may be delivered pursuant to the Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan, as amended and restated on June 9, 2023 (the 2011 Non-Employee Directors’ Equity Incentive Plan, and together with the Employee Stock Purchase Plan, the Plans).

As such counsel, we have been requested to give our opinion as to certain legal matters under Swiss law.

Capitalized terms used herein shall have the meaning attributed to them in the Documents (as defined below) unless otherwise defined herein. The Company's registered shares, each with a nominal value of CHF 0.10, are referred to herein as Registered Shares.

I.
Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof as currently applied by the Swiss courts. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any document referred to in the Documents (other than listed below) or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For the purpose of giving this opinion, we have only reviewed originals or copies of the following documents (collectively the Documents):

(c)
A copy of the resolutions passed by the shareholders of the Company (the Shareholder Resolution) at the Company's annual general meeting held on June 9, 2023 (the 2023 AGM), as reflected in the minutes of such meeting, regarding the approval of an amendment and restatement of the Plans that, among other things, increased (i) the number of Registered Shares available for issuance under the Employee Stock Purchase Plan from 8,000,000 to 10,000,000 Registered Shares and (ii) the number of Registered Shares available for issuance under the 2011 Non-Employee Directors’ Equity Incentive Plan from 122,592 shares to 150,000 Registered Shares (the Plans so amended and restated the Amended and Restated Plans);
(d)
a copy of unanimous written resolutions of the Company's board of directors (the Board) dated March 27, 2023 and June 13, 2023, respectively (the Board Resolutions), regarding, among other things, the approval of the Amended and Restated Plans and the preparation and execution, and the filing with the SEC, of the Registration Statements;
(e)
copies of the Amended and Restated Plans;
(f)
copies of the Articles of Association (Statuten) of the Company, each dated June 9, 2023, in the form as approved by shareholders at the 2023 AGM and as authenticated by a notary public based on the ascertainment resolutions of the Board adopted at a Board meeting on June 9, 2023, the registration of which with the Commercial Register of the Canton of Schaffhausen, Switzerland, is pending (the Articles of Association);
(g)
a copy of the Organizational Regulations (Organisationsreglement) of the Company, dated as of October 25, 2019 (the Organizational Regulations); and
(h)
a copy of the certified excerpt from the Commercial Register of the Canton of Schaffhausen, Switzerland, for the Company, dated as of June 12, 2023 (the Excerpt).

No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

II.
Assumptions

In rendering the opinion below, we have assumed the following:

(i)
all copies, fax copies or electronic versions of the documents produced to us conform to the respective original documents and the originals of such documents were executed in the manner and by the individuals appearing on the respective copies;
(j)
all signatures appearing on all original documents or copies thereof which we have examined are genuine;
(k)
all factual information contained in, or material statements given in connection with, the Documents are true and accurate;
(l)
the filing of the Registration Statements with the SEC has been authorized by all necessary actions under all applicable laws;
(m)
the Registration Statements have been filed by the Company with the SEC;
(n)
any Registered Shares issued out of the Conditional Share Capital (as defined below) will be listed on the New York Stock Exchange in accordance with applicable laws and regulations;
(o)
all authorizations, approvals, consents, licenses, exemptions and other requirements for the filing of the Registration Statements or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statements have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;
(p)
the exercise notice with respect to Registered Shares issued out of Conditional Share Capital will be duly delivered in accordance with Swiss law and the Amended and Restated Plans;
(q)
to the extent the Company issues Registered Shares out of Conditional Share Capital, the performance of the contributions in money shall be made at a banking institution subject to the Federal Law of November 8, 1934, Relating to Banks and Savings Banks, as amended, or, in case of performance of the contributions by way of set-off, in accordance with the applicable provisions of the Swiss Code of Obligations;
(r)
no Registered Shares have been issued out of the Conditional Share Capital (as defined below) since the date of the Articles of Association;

(s)
the Excerpt (insofar except with respect to the Capital Changes (as defined hereinafter)), the Articles of Association and the Organizational Regulations are correct, complete and up-to-date, and the Amended and Restated Plans are in full force and effect and has not been amended; and
(t)
the Shareholder Resolution and the Board Resolutions have been duly resolved in the manner set forth therein, and have not been rescinded or amended and are in full force and effect.
III.
Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.
The Company is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland, with all requisite corporate power and authority to enter into, perform and conduct its business as described in the Articles of Association.
2.
The Company's share capital registered in the Commercial Register of the Canton of Schaffhausen amounts to CHF 19,807,741.80, divided into 198,077,418 Registered Shares with a par value of CHF 0.10 each. Such Registered Shares have been validly issued, fully paid and are non-assessable.
3.
Pursuant to the Company's conditional share capital as included in the Articles of Association (the Conditional Share Capital), the Company's share capital may be increased in an amount not to exceed CHF 9,903,870.90 through the issuance of up to 99,038,709 fully paid-up Registered Shares through the exercise of option rights which are granted to employees and/or members of the board of directors of the Company or group companies.
4.
The Registered Shares that may be issued from the Conditional Share Capital, if and when such Registered Shares are issued pursuant to the Amended and Restated Plans, and after the nominal amount for such Registered Shares has been paid-in in cash or by way of set-off, will be validly issued, fully paid and non-assessable.
IV.
Qualifications

The above opinions are subject to the following qualifications:

(u)
The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
(v)
We note that, under Swiss law, shares issued out of Conditional Share Capital cannot be paid-in by way of contribution in kind.
(w)
The exercise of voting rights and rights related thereto with respect to any Registered Shares is only permissible after registration in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.

(x)
We express no opinion as to any commercial, accounting, tax, auditing or other non-legal matters.
(y)
We have not investigated or verified the truth or accuracy of the information contained in the Registration Statements, nor have we been responsible for ensuring that no material information has been omitted from the Registration Statements
(z)
Any issuance of the Registered Shares out of Conditional Share Capital must be confirmed by the auditor of the Company, and amended Articles of Association of the Company reflecting the issuance of Registered Shares from Conditional Share Capital, together with said confirmation by the Company's auditor, must be filed with the competent commercial register no later than three months after the end of the Company's fiscal year.
(aa)
We note that (A) at the 2023 AGM, shareholders approved (i) a cancellation of 2,196,990 Registered Shares and as a result of this, a reduction in the Company's share capital, (ii) a reduction in the nominal value of the Registered Shares from CHF 0.10 to CHF0.09233 and (iii) the change of the currency of the Company's share capital from Swiss francs to U.S. dollars (the Capital Changes) and (B) on June 9, 2023, the Board effected, by way of ascertainment resolutions recorded in a public deed, the Capital Changes. The Capital Changes will become effective only subject to and upon registration of the Capital Changes in the Commercial Register.

__________

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours,
HOMBURGER AG

/s/ David Oser
David Oser